Exhibit 10.3

L E A S E

1.	PARTIES:

1.1 Names. This lease (the “Lease”) is made and entered into on the date below written in San Francisco, California, by and between EDWARD J. CONNER, Landlord, and CONSTANT CONTACT, INC., a Delaware corporation, Tenant.

2.	PREMISES:

2.1 Description. Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the real property consisting of approximately 7,898 rentable square feet of space located on the first floor of 85 Second Street, San Francisco, California as identified on Exhibit A (the “Premises”). The term “Building” for purposes of this Lease shall include common areas and the structure at 85 Second Street, San Francisco, California.

3.	TERM:

3.1 Period. The term of this Lease shall be for a period of five (5) years, commencing upon the earlier of Tenant commencing business on the Premises (provided in no event shall the construction of the initial Tenant Improvements or moving in of furniture be deemed to be “commencing business”) or November 1, 2012 (such earlier date, the “Commencement Date”).

3.2 Possession. Landlord will deliver possession of the Premises to Tenant on August 1, 2012, free of (i) all tenants having possessory rights; and (ii) debris and personal property other than wiring. If Landlord is unable to deliver possession of the Premises as of August 1, 2012 as a result of causes beyond its reasonable control, Landlord shall not be liable for any damage caused for failing to deliver possession, and this Lease shall not be void or voidable. The Commencement Date shall be delayed one day for each day that Landlord is late in delivering possession of the Premises to Tenant; provided that if Landlord has not delivered the Premises by November 1, 2012, then Tenant may terminate the Lease by delivering written notice thereof to Landlord no later than November 15, 2012. Tenant’s use of the Premises prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease except that Tenant shall have no obligation to pay Base or Additional Rent and Tenant shall use the Premises solely for the construction of tenant improvements and the installation of furniture, fixtures and equipment.

4.	RENT:

4.1 Amount and Payment. Commencing on the Commencement Date, Tenant shall pay to Landlord as base rent (the “Base Rent”), in advance, without deduction, setoff, prior notice or demand, the following sum per month:

Month	Base Rent

1-12	$29,617.50
13-24	$30,275.66
25-36	$30,933.83
37-48	$31,592.00
49-60	$32,250.16

Notwithstanding the foregoing, provided that Tenant is not then in default beyond any applicable cure period, Tenant shall not be required to pay the Base Rent owing in the first month of the Lease term. Base Rent for the first month such rent is owing (i.e., the second month) shall be paid concurrently with the execution and delivery of this Lease. Thereafter, Base Rent shall be paid on the first day of each calendar month during the lease term. If the date of commencement or expiration of the term of this Lease occurs on a day other than on the first day of a calendar month, Base Rent for the first and last month shall be prorated upon the number of lease days in that particular month. All rental shall be paid at Suite 250, 27 Maiden Lane, San Francisco or in such other place or to such other person as Landlord may from time to time designate in writing. All payments of any type due from Tenant to Landlord hereunder shall be characterized as rental due under this Lease.

4.2 Security Deposit. Receipt of $30,933.83 is hereby acknowledged as a security deposit for the performance by Tenant of the provisions of this Lease. If Tenant is in default beyond any applicable cure period, Landlord may use the security deposit, or any portion of it, to cure the default or compensate itself for all damage resulting from Tenant’s default. Tenant hereby waives Civil Code Section 1950.7. Tenant shall pay upon demand to Landlord a sum equal to the portion of the security deposit expended or applied by Landlord so as to maintain the security deposit in the sum initially deposited with the Landlord. If Tenant is not in default at the expiration or sooner termination of this Lease, Landlord shall return the security deposit without interest to Tenant after calculation and deduction of all sums due under this Lease within sixty (60) days after such expiration or termination. Landlord’s obligations with respect to the security deposit are those of a debtor and not a trustee and Landlord may commingle the security deposit with Landlord’s other funds.

4.3 Late Charge; Interest. If Tenant fails to pay any rental due hereunder within 5 business days after notice that the same is due with respect to the first late payment in any calendar year or within 5 days of the date when it is due with respect to any other late payment, Tenant shall pay Landlord a late charge in an amount equal to seven percent (7%) of the amount not paid when due and interest on the past-due amount, from the date due until paid, at the rate of ten per cent (10%) per annum. Tenant shall pay the late charge and interest as Additional Rent with the next installment of Base Rent.

5.	RENTAL ADJUSTMENT:

5.1 General. In addition to the Base Rent provided for in paragraph 4, Tenant shall pay to Landlord as additional rental the sums set forth in this paragraph 5 (the “Additional Rent”).

5.2 Adjustment for Operating Expenses.

(a) Adjustment. Tenant shall pay to Landlord as Additional Rent an amount equal to Tenant’s proportionate share of Operating Expenses for each calendar year (the “Comparison Year”) that are in excess of the Operating Expenses in the calendar year 2013 (the “Base Year”). If in the Base Year or any Comparison Year the average of the rentable square feet of the Building actually occupied by tenants is less than 95% of the total rentable square feet of the Building, Operating Expenses shall be adjusted to equal Landlord’s reasonable estimate of Operating Expenses had there been average occupancy of 95% of the total rentable square feet of the Building for the year. If in the Base Year or any Comparison Year Landlord is not furnishing a particular service or work (the cost of which, if furnished by Landlord, would be included in Operating Expenses) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, Operating Expenses for that year shall be considered to be increased by an amount equal to the additional Operating Expenses that Landlord would reasonably have incurred during this period if Landlord had furnished such service or work to that tenant. Landlord’s reasonable estimate of such expenses shall be final and binding on Tenant.

(b) Operating Expenses. The term “Operating Expenses” as used herein shall include all actual direct costs of operation, maintenance and management of the Building, including common areas serving the Building, as determined by generally accepted accounting practices. By way of illustration but not limitation, Operating Expenses shall include the cost or charges for the following items: heat; air conditioning; light; water and sewer charges; power; waste disposal; janitorial services; window cleaning; materials and supplies; equipment and tools; security; maintaining elevators; service agreements on equipment and their maintenance and repairs; insurance premiums for the insurance carried by Landlord, in amounts reasonably determined by Landlord; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting, auditing and legal expenses; management fees not to exceed customary fees for such services for comparable buildings in San Francisco, California; maintenance of the Building and grounds; depreciation on personal property; the cost of contesting the validity or applicability of any governmental enactments which may affect operating expenses; cost of compliance with laws and governmental regulations; the cost of any capital improvements made to or capital assets acquired for the Building by Landlord that reduce any other operating expenses, are reasonably necessary for the health and safety of the occupants of the Building, or are made to the Building by Landlord after the Commencement Date that are required under any governmental law or regulation, such costs to be amortized over their useful life as reasonably determined by Landlord in accordance with generally accepted accounting principles, together with interest on the unamortized balance at the reference rate charged by the Bank of America, San Francisco main office, at the time such costs are incurred plus 2% per annum.

For the purposes of this Lease, Operating Expenses shall not include taxes covered under subparagraph 5.3 below, interest expenses, costs attributable to seeking and obtaining new tenants as well as retaining existing tenants, such as advertising costs, leasing commissions, architectural, engineering, attorneys’ fees, renovations and improvements, depreciation on the Building itself, the cost of capital expenditures except as provided above, costs attributable to enforcing leases against tenants, depreciation and amortization of debt, costs incurred due to violations by the Landlord of terms of leases in the Building, interest on mortgages and rent under any ground lease, repairs and other work to the extent that Landlord is reimbursed by insurance, fines or penalties due to violations by Landlord of government rules, costs for paintings and other objects of art, wages, salaries or other consideration paid to executive employees of Landlord above the grade of Building Manager, management fees in excess of three percent (3%) of the Building’s gross revenues, amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis, removal of Hazardous Material from the

Premises or property, costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors or providers of materials or services or costs attributable to repairing items to the extent covered by warranties or insurance.

(c) Calculation. Tenant’s proportionate share shall be based upon a fraction, the numerator of which shall be the number of rentable square feet in the Premises and the denominator of which shall be the total number of rentable square feet of the Building. Landlord represents and warrants that the total number of rentable square feet in the Building is 114,268, and, accordingly, Tenant’s proportionate share of the Operating Expenses as of the Commencement Date shall be 6.91%.

5.3 Adjustment for Taxes. Tenant shall pay to Landlord an amount equal to its proportionate share (as determined pursuant to Section 5.2(c) above) of any increase in Direct Taxes paid or incurred by Landlord in any tax year above the Direct Taxes paid or incurred by Landlord during the Base Year. Landlord shall pass through the cost of increases in Direct Taxes payable in installments in a manner such that the payments are attributable to respective years in a consistent manner. The term “Direct Taxes” as used herein shall include all real property taxes on the Building, the land on which the Building is situated, and the various estates in the Building and the land, including, but not limited to, all taxes payable by Landlord by reason of its ownership of the Building and the leases (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto, all real estate taxes or personal property taxes and other taxes, charges and assessments which are levied solely with respect to the Building and any improvements, fixtures and equipment and all other property of Landlord, real or personal, located in the Building used in connection with the operation of the Building and the land upon which they are situated, and shall also include any taxes which shall be in lieu of real estate or personal property taxes. Tenant shall not be required to pay any municipal, county, state or federal income or franchise taxes of Landlord, or any succession, inheritance or transfer taxes of Landlord. If at any time after execution of this Lease and during the term the laws concerning the methods of real property taxation prevailing at the Commencement Date are changed so that a tax or excise on rents or any other such tax, however described, is levied or assessed against Landlord as a direct substitution in whole or in part for any real property taxes, tenant shall pay before delinquency (but only to the extent that it can be ascertained that there has been a substitution and that as a result Tenant has been relieved from the payment of real property taxes it would otherwise have been obligated to pay) the substitute tax or excise on rents. “Direct Taxes” shall include the reasonable cost to Landlord of contesting the amount or validity or applicability of any of the above-mentioned taxes. Net recoveries through protest, appeals or other actions taken by Landlord in its discretion, after deduction of all reasonable costs and expenses, including attorneys and other fees, shall be deducted from Direct Taxes for the year of receipt. In no event shall taxes include any penalty or interest for the late payment by Landlord of taxes. Landlord shall provide Tenant with a receipted copy of the tax bill upon Tenant’s written request.

5.4 Payment. Within a reasonable time after the end of each calendar year, Landlord shall compute the amount of Additional Rent payable by Tenant, if any, for the prior year and deliver to Tenant a statement (the “Reconciliation Statement”) setting forth the calculation of Operating Expenses and Direct Taxes and Tenant’s proportionate share of increases in the same for the previous calendar year over the amount of Operating Expenses and Direct Taxes incurred by Landlord for the Base Year. If the amount previously paid by Tenant for such calendar year is less than the amount of Tenant’s proportionate share as set forth in the Reconciliation Statement, Tenant shall pay the amount of any deficiency at the time the next monthly Base Rent payment is due (or within 30 days if no additional Base Rent payments are due). If the amount previously paid by Tenant for such calendar year is greater than the amount of Tenant’s proportionate share as set forth in the Reconciliation Statement, the amount of any overpayment shall be offset against the next monthly Base Rent payment (or refunded to Tenant within thirty (30) days if no additional Base Rent payments are due). In addition, Tenant shall pay monthly with the Base Rent an amount equal to 1/12 of Landlord’s estimate of Tenant’s proportionate share of the increases in Operating Expenses and Direct Taxes to be paid by Tenant for the then current calendar year over the amount of Operating Expenses and Direct Taxes incurred by Landlord during the Base Year (an “Additional Rent Estimate”) if Landlord has delivered to Tenant an Additional Rent Estimate for such calendar year. Tenant shall pay to Landlord the aggregate sum of any underpayments of Tenant’s proportionate share of Operating Expenses and Direct Taxes for that portion of such calendar year prior to the delivery of the Additional Rent Estimate, based on the Additional Rent Estimate, at the time the next monthly Base Rent payment is due. If Landlord has not delivered to Tenant an Additional Rent Estimate for such calendar year, Tenant shall continue to pay the same monthly amount that Tenant paid for Operating Expenses and Direct Taxes during the preceding calendar year. Landlord’s failure to furnish the Reconciliation Statement in a timely manner for any calendar year shall not prejudice Landlord in enforcing its rights under this

Section 5. The provisions of this Section 5 shall survive the expiration or earlier termination of the term of this Lease for a period of One (1) year.

5.5 Audit Rights. For a period of one hundred twenty (120) days after the delivery to Tenant of the Reconciliation Statement, Tenant shall have the right to audit Landlord’s books with respect to Operating Expenses and Direct Taxes incurred during the base year and the applicable calendar year, upon ten (10) business days’ prior written notice to Landlord (which notice may be given at any time within said 120 day period). Such audit shall be made at Landlord’s offices during normal business hours. During such inspection, Landlord will make such books and records and any reasonably appropriate supporting documentation available for Tenant’s review. Tenant shall not disclose audit results to any other person (Tenants’ employees and agents excluded). In no event shall any such audit or inspection be performed by a person or entity being compensated on a contingency fee basis or based upon a share of any refund obtained by Tenant. In the event that the audit and inspection reveals an error in the calculation of Operating Expenses or Direct Taxes, Tenant agrees to deliver to Landlord, within thirty (30) days after conclusion of each such audit and inspection, a true and complete copy of the results thereof. In the event that the audit and inspection reveals an error in the calculation of Operating Expenses or Direct Taxes, and Landlord does not dispute the results of such audit and inspection by giving Tenant written notice of Landlord’s dispute within ten (10) days after Landlord’s receipt of the results thereof, then adjustment will be made by appropriate payment or refund within fifteen (15) days after such audit and inspection results are delivered to Landlord. If Landlord timely disputes the results of any audit and inspection, Landlord and Tenant shall mutually designate a disinterested certified public accountant (the “CPA”) located in San Francisco, California, to conduct an audit of the Operating Expenses and Direct Taxes for the applicable calendar year, and the results of such audit shall be binding upon Landlord and Tenant and any underpayment or overpayment shall be made within fifteen (15) days after both parties have received a copy of the results of such audit. The cost of the CPA shall be paid one-half by Landlord and one-half by Tenant.

6.	Construction on Premises:

6.1 Condition of Premises. Tenant acknowledges that it has thoroughly inspected the Premises and except as set forth herein accepts the Premises “as is.” Except as set forth herein, Landlord makes no warranty whatsoever with respect to the condition of the Premises or that any utility services provided to the Premises are in form or amount suitable for Tenant’s use.

6.2 Construction. The construction obligations of the parties with respect to the initial Tenant Improvements are set forth in the work letter attached as Exhibit B (the “Work Letter”).

6.3 Cost of Construction. Except as provided in the Work Letter, all cost of construction shall be borne by Tenant. Construction costs shall include all direct and indirect costs of construction including, without limitation, permits, contractors’ fees, materials, architects’ fees, utilities’ fees and charges, any additional air conditioning capacity, all costs of complying with Code as it relates to the Premises, and all other costs associated with improving the Premises from their present state or making any other change or improvement to the Building or its services required by Tenant’s use or improvements.

7.	USES:

The Premises shall be used solely for general office purposes (and uses incidental and ancillary thereto) and for no other use or purpose without the prior written consent of Landlord. Tenant shall not do or suffer anything to be done in or about the Premises, nor shall Tenant bring or allow anything to be brought into the Premises, which will in any way increase the rate of any fire insurance or other insurance upon the Building or its contents, cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant also shall not do or suffer anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other occupants of the Building or injure or unreasonably annoy said occupants, nor shall Tenant use or suffer the Premises to be used for any immoral, unlawful or objectionable purposes. In no event shall Tenant cause or suffer to be caused any nuisance in or about the Premises, and no loudspeakers or similar devices shall be used without the prior written approval of Landlord. Tenant further agrees not to commit or suffer to be committed any waste in or upon the Premises. Tenant shall not bring, store, deposit or use any Hazardous Material (as defined herein) on the Premises, nor shall Tenant allow or permit its agents, employees, or contractors to bring, store, deposit or use any Hazardous Material on the Premises, except incidental quantities of household chemicals commonly used for office and janitorial purposes. “Hazardous Material” as used herein shall mean any hazardous, toxic or radioactive substance now or hereafter regulated by federal, state or local governmental or other authority, including, but not limited to, any “hazardous substance” as defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act. The provisions of this paragraph are for the benefit of Landlord only and shall not be construed to be for the benefit of any other tenant or occupant of the Building. Landlord represents that to the best of his knowledge there are no Hazardous Materials in, on, about, under or emanating from the Premises or the property that would prohibit Tenant’s use of the Premises for commercial purposes as described herein. In the event that there are any such Hazardous Materials, Landlord shall at his expense be responsible for the remediation or handling thereof as required in accordance with applicable laws. Tenant shall have access to and the right to use the Premises at all times, twenty-four (24) hours per day and three hundred sixty-five (365) days per year during the term of this Lease, subject to Landlord’s rules and regulations, the Building security procedures and the other provisions of this Lease.

8.	SERVICES AND UTILITIES:

8.1 Landlord’s Obligation to Furnish. Subject to the provisions elsewhere herein contained and to the rules and regulations of the Building, Landlord agrees to furnish the Premises with (i) water and electricity for customary office use; and (ii) HVAC Monday through Friday 8:00 a.m. through 6:00 p.m. (excepting the following holidays: New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, 4th of July, Labor Day, Thanksgiving, day-after Thanksgiving, and Christmas) in an amount reasonably required in Landlord’s judgment for the comfortable occupation of the Premises. The HVAC system for the Premises shall maintain indoor air temperatures between 68 and 75 degrees under normal weather conditions; provided, however, that Landlord shall be in breach of the foregoing only if the temperature in the Premises is not within the stipulated range for more than five (5) consecutive days and Landlord’s obligation to provide such HVAC is subject to Section 8.3 below. Landlord shall also provide daily janitorial service (five nights a week) during the times and in the manner that such services are, in Landlord’s judgment, customarily furnished in comparable office buildings in the area; provided that the scope of such services shall be reasonably consistent with the scope of services attached hereto as Exhibit C. Tenant shall be responsible for its telephone, internet and other telecommunication services.

8.2 Payment. In the event any Building services or utilities are used in excess of the above by reason of longer hours, more days, or use different than other general office tenants of the Building (with the parties acknowledging that a dedicated computer room, as opposed to an IT closet used by office tenants generally, is a different use), Tenant shall pay monthly for such upon presentation of invoice. The parties acknowledge that the after-hours HVAC charge as of the date of this Lease is $45 per hour. To the extent Tenant’s additional use is excessive and

Landlord installs a meter to measure such use, then Tenant shall pay to Landlord the cost of any meters and their installation and maintenance, any additional cost incurred by Landlord in accounting for the resources consumed, and for the amount of the additional resources consumed at the rates charged by the local public utility or agency furnishing the same. Any sums payable under this paragraph shall be considered additional rent and may be added to any installment of rent thereafter becoming due, and Landlord shall have the same remedies for a default in payment of such sum as for a default in the payment of rent. For the avoidance of doubt, the parties confirm that Tenant shall not be required to pay for electricity to the Premises, except to the extent set forth in Section 5.2 above and this Section 8.2, it being the intention that electricity to the Premises is included in the definition of Operating Expenses.

8.3 Interruptions. Landlord shall use reasonable efforts to remedy any interruption in the furnishing of the services and utilities to be provided by Landlord. However, Landlord shall not be liable for any failure to provide or any reduction in any of said services or utilities if such failure or reduction is caused by the making of repairs or improvements to the Premises or to the Building, the installation of equipment, Acts of God or the elements, labor disturbances of any character, acts of terrorism or any other accidents or conditions whatsoever beyond the reasonable control of Landlord, or rationing or restrictions on the use of said services and utilities due to energy shortages or other causes, whether or not any of the above result from acts or omissions of Landlord. Furthermore, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental bodies or utilities suppliers in reducing energy or other resources consumption.

9.	TAXES PAYABLE BY TENANT:

To the extent not included as Direct Taxes, Tenant shall pay before delinquency any and all taxes levied or assessed and which become payable by Landlord (or Tenant) after execution of and during the term of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources, capital stock taxes, and estate and inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (a) the gross or net rental income of Landlord under this Lease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder; (b) the value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises; (c) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (d) the value of any leasehold improvements, alterations or additions made in or to the Premises regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; or (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

10.	COMPLIANCE WITH LAW:

Tenant shall not do or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all said governmental measures and also with the requirements of any board of fire underwriters or other similar body now or hereafter constituted to deal with the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s alterations, additions or improvements. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures or requirements shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding the foregoing or any other provision of this Lease to the contrary (other than Additional Rent payable under Section 5), Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) structural repairs or modifications; or (b) repairs or modifications to the utility or building service equipment (or the installation of new utility or building service equipment); unless such repairs, modifications, or installations shall (i) be due to Tenant’s particular manner of use of the Premises (as opposed to office use generally), including, without limitation, the installation of a computer room requiring supplemental cooling, or (ii) be due to the negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant.

11.	ALTERATIONS:

Other than the construction specified in paragraph 6.2 and non-structural alterations costing less than $5,000, Tenant shall not make or suffer to be made any alterations, additions or improvements to the Premises or any part thereof, including the attachment of any fixtures or equipment, without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld. When applying for such consent, Tenant shall furnish complete plans and specifications for such alterations, additions or improvements. All alterations, additions, fixtures and improvements, whether temporary or permanent in character, made in or upon the Premises either by Landlord or Tenant, shall at once become part of the realty and belong to Landlord and, at the end of the term hereof, shall remain on the Premises without compensation of any kind to Tenant except as herein provided in this Lease. Movable furniture and equipment shall remain the property of Tenant. Notwithstanding any other provision contained in this Lease, Tenant agrees that it shall, upon Landlord’s written request, at its sole cost and expense, promptly remove any alterations, additions, fixtures, communication system or other cabling, or improvements designated by Landlord to be removed and repair any damage to the Premises resulting from such removal. Such removal shall be made prior to the expiration or termination of this Lease if Landlord gives Tenant such written request no less than thirty (30) days prior to the expiration or termination of this Lease, provided that if Tenant requests that Landlord make the determination as to whether or not Landlord will require removal of certain improvements at the time of Tenant’s installation of such improvements, then Landlord will make such determination at the time requested by Tenant. All work done by or for Tenant costing in excess of $5,000 per set of improvements shall be performed by a licensed general contractor who, if the cost of the work exceeds $10,000, shall provide a full payment and performance bond naming both Landlord and Tenant as insured. Tenant shall not be required to remove the initial Tenant Improvements installed pursuant to the Work Letter.

12.	REPAIR:

By taking possession of the Premises, except as otherwise set forth herein, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver them. Tenant shall at all times during the term of this Lease, at its sole cost and expense, keep the Premises in good and sanitary order, condition and repair, damage thereto by fire, earthquake, Act of God or the elements excepted, including, without limitation, all built in dishwashers, refrigerators, microwaves and other appliances. To the extent allowed by law, Tenant hereby waives all benefits of and rights under California Civil Code Sections 1932(1), 1941 and 1942 and under any similar law, statute, or ordinance now or hereafter in effect. Upon the expiration or sooner termination of this Lease, Tenant shall surrender the Premises to Landlord, together with all alterations, additions, fixtures, improvements and repairs which have been made thereto, in the same condition as delivered, ordinary wear and tear and damage by fire, earthquake, Act of God or the elements excepted. Except as otherwise set forth herein, Landlord has no obligation to alter, add to, improve, repair, remodel or paint the Premises. Tenant also acknowledges that Landlord has made no representations regarding the condition of the Premises or the Building except as otherwise set forth herein, provided below and, without limiting the generality of the foregoing, Tenant acknowledges that Landlord has made and is making no representation or warranty, either expressed or implied with respect to sound transfer for any reason. Landlord represents and warrants to the best of its knowledge that (i) the HVAC, electrical, plumbing, life-safety, and mechanical systems serving the Premises are operational and in good condition and repair (based on comparable buildings in the San Francisco downtown office market) as of the delivery of possession of the Premises to Tenant; (ii) the Premises are in compliance with all applicable laws as required and interpreted by the City and County of San Francisco as of the delivery of possession of the Premises to Tenant, including, without limitation, fire and life safety requirements, the Americans with Disabilities Act, Title 24, seismic, construction and building codes; and (iii) the Building’s foundation, floor slabs, roof, exterior walls, structural columns, and common areas are in good condition and repair as of the delivery of possession of the Premises to Tenant. Landlord shall cause to be maintained and repaired in good order and condition (based on comparable buildings in the San Francisco downtown office market) (i) the Building’s foundation, floor slabs, roof, exterior walls, and structural columns, (ii) the Building’s systems outside of the Premises (including, without limitation, the elevator, HVAC, electrical, plumbing, life-safety, and mechanical systems), and (iii) the common areas. Landlord shall be responsible at no cost to Tenant (after actual knowledge or notice of any violation thereof from any governmental authority) for causing the Premises to be in compliance with all applicable laws as required and interpreted by the City and County of San Francisco as of the delivery of possession of the Premises to Tenant.

13.	LIENS:

Tenant shall not permit any mechanics’, materialmen’s or other liens to be filed against the real property of which the Premises form a part nor against the Tenant’s leasehold interest in the Premises, and, to the extent the same are filed, Tenant shall cause the same to be discharged or bonded over within five (5) business days after Tenant is notified of such filing. The Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens and Tenant shall give Landlord at least ten (10) days’ prior notice of the date of commencement of any construction on the Premises in order to permit the posting of such notices. If any such liens are filed, Landlord may, after such 5 business day period, without waiving its rights and remedies based on such breach by Tenant and without releasing Tenant from any obligations, cause such liens to be released by any means it deems proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord at once, without notice or demand, any sum paid by Landlord to remove such liens together with Landlord’s costs and attorneys’ fees and interest at the rate of ten percent (10%) per annum from the date of payment.

14.	INDEMNIFICATION:

To the fullest extent permitted by law, Tenant hereby assumes all risks and waives all claims against Landlord for any damage to any tangible or intangible property (including the resulting loss of use, economic losses and consequential or resulting damages of any kind from any cause) or any injury to or death of any person in or about the Premises or the Building arising at any time and from any cause whatsoever other than solely by reason of the gross negligence or willful act of Landlord, or its agents, or employees or contractors. Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant’s business or for any loss of income or profit therefrom. Tenant shall indemnify, defend and hold Landlord harmless against all claims or liability for any injury or damage to any person or property whatsoever: (a) occurring in, on, or about the Premises or any part thereof; and (b) occurring in, on, or about any facilities (including without limitation to the generality of the term “facilities”, elevators, stairways, passageways or hallways) the use of which Tenant may have in conjunction with other tenants of the Building, when such injury or damage shall be caused in part or in whole by the act, neglect, fault of, or omission of any duty with respect to the same, by Tenant, its agents, servants, employees or invitees. Tenant further agrees to indemnify, defend and hold Landlord harmless against and from any and all claims: (a) by or on behalf of any person, firm or corporation, arising from the conduct or management of any work or thing whatsoever done by the Tenant in or about or from transactions of the Tenant concerning the Premises; (b) arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to the terms of this Lease, including, without limitation, compliance with the Building rules and regulations; or (c) arising from any act or negligence of the Tenant, or any of its agents, contractors, servants, employees or licensees. The foregoing indemnifications include all costs, attorney’s fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon.

Furthermore, in case any action or proceeding is brought against Landlord by reason of any such claims or liability, Tenant agrees to defend such action or proceeding at Tenant’s sole expense. The provisions of this paragraph shall survive the expiration or termination of this Lease with respect to any claims or liability arising prior to such expiration or termination.

15.	INSURANCE:

Tenant shall purchase at its own expense and keep in force during the term of this Lease a policy of commercial general liability insurance against claims for bodily injury, personal and advertising injury and property damage arising out of or relating (directly or indirectly) to Tenant’s business operations, conduct or use or occupancy of the Premises or the Building. Such insurance shall be on an occurrence basis providing single limit coverage of not less than $2,000,000 per occurrence with an annual aggregate of not less than $2,000,000. Tenant may satisfy the foregoing requirement with the combination of a $1,000,000 primary policy and a $5,000,000 or more umbrella policy. The limits of said policy shall not limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Said policy shall: (a) name by endorsement Landlord as an additional insured, with such endorsement to be on such form and with such modifications as Landlord may require; (b) be issued by an insurance company which is reasonably acceptable to Landlord and licensed to do business in the State of California; (c) have deductibles no larger than those typically carried by similarly situated tenants; and (d) provide that said insurance shall not be canceled unless ten (10) days’ prior written notice shall have been given to Landlord. Said policy or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the term of this Lease and upon each renewal of said insurance. No more often than every three years, Landlord may require Tenant to reasonably increase the amount of such coverage if, in Landlord’s opinion, the amount of such coverage is no longer equal to the coverages carried by tenants in comparable office buildings in the San Francisco downtown office market.

Landlord shall maintain throughout the term of this Lease a policy of insurance upon the Building insuring against such risks and in such amounts as Landlord deems appropriate in his reasonable discretion. Landlord may, but shall not be required to, carry earthquake insurance on the Building.

16.	SUBROGATION:

Landlord and Tenant hereby waive any right that each may have against the other on account of any loss or damage arising in any manner which is covered by policies of insurance for fire and extended coverage, theft, public liability, workmen’s compensation or other insurance now or hereafter existing during the term hereof. The parties each agree to use their reasonable best efforts to have their respective insurance companies waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be.

17.	ASSIGNMENT AND SUBLETTING:

Tenant shall not Transfer this Lease without the prior written consent of Landlord, which consent shall not be unreasonably withheld. A Transfer consists of any of the following: (i) any assignment, encumbrance, mortgage or other transfer, whether by operation of law or otherwise, of this Lease or any interest herein; (ii) any sublease of the Premises or any part thereof, or permitting any other person to occupy or use the Premises or any portion thereof; or (iii) any sale or other transfer, including by consolidation, merger or reorganization, of a majority of the capital stock, partnership interests or membership interests of Tenant (if Tenant is a corporation, partnership or limited liability company, respectively), at any time in the aggregate during the term of this Lease. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the transfer of Tenant’s shares on a nationally recognized stock exchange be deemed to be a Transfer. Any person to whom any Transfer is made or sought to be made is a “Transferee.” Any Transfer by Tenant shall not result in Tenant being released or discharged from any liability under this Lease. As a condition to Landlord’s prior written consent as provided for in this paragraph, the Transferee shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease, and Tenant shall deliver to Landlord, promptly after execution, an executed copy of each document evidencing the Transfer and an agreement of said compliance by each Transferee. Landlord’s consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer and any Transfer which does not comply with the provisions of this paragraph 17 shall be void. Tenant shall pay all costs of Transfer, including without limitation, real estate commissions and Landlord’s reasonable attorneys fees expended in connection therewith, not to exceed $2,000 with respect to each such Transfer.

If Landlord consents to a Transfer, and as a condition thereto, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium, derived by Tenant from such Transfer. “Transfer Premium” shall mean: (i) for a lease assignment, all consideration paid or payable therefor, and (ii) for a sublease, all rent, additional rent or other consideration paid by such Transferee in excess of the base rent payable by Tenant under this Lease (on a monthly basis and on a per rentable square foot basis if less than all of the Premises is transferred). In any such computation, Tenant: (a) may subtract any reasonable direct out-of-pocket costs incurred in connection with such Transfer, such as advertising costs, brokerage commissions, attorneys’ fees and leasehold improvements, amortized on a straight line basis over the remaining term of this Lease (or the term of the sublease in the case of a sublease) and (b) shall include in the “Transfer Premium” any consideration for execution of the Transfer, including, without limitation, so-called “key money” or other bonus amount paid by Transferee to Tenant, and any payments in excess of fair market value for services rendered by Tenant to Transferee or in excess of fair market value for assets, fixtures, inventory, equipment or furniture transferred by Tenant to Transferee. Tenant shall pay the percentage of the Transfer Premium due Landlord within thirty (30) days after Tenant receives any Transfer Premium. As a condition to Transfer, the Transferee shall verify in writing to Landlord all consideration paid or given or to be paid or given for such Transfer. In addition, Landlord shall have the option, in the event of any proposed assignment of the Lease or subletting of more than twenty five percent (25%) of the Premises to terminate the Lease in its entirety as of the proposed effective date of the proposed assignment or subletting. Such option to terminate shall be exercised, if at all, by Landlord giving Tenant written notice thereof within fifteen (15) days following Landlord’s receipt of Lessee’s written request. Following any such termination by Landlord, Landlord may lease all or some portion of the Premises to the prospective assignee or subtenant proposed by Tenant without liability to Tenant. Landlord’s failure to exercise its termination right shall not be construed as Landlord’s consent to the proposed assignment or subletting.

Notwithstanding any provision in this Lease to the contrary, Landlord’s consent shall not be required for, and its excess rent sharing and recapture rights shall not apply to, but upon prior written notice to Landlord, (unless prior notice is prohibited by applicable laws, rules or regulations, in which event notice will be given to Landlord promptly following said transaction), any assignment of the Lease or sublease of the Premises by Tenant to any of the following (an “Approved Transferee”): (1) any corporation or other entity which controls, is controlled by, or is under common control with Tenant; (2) any corporation or other entity resulting from the merger or consolidation of Tenant; and (3) any corporation or other entity or person which acquires a controlling interest in the corporate stock of Tenant or acquires substantially all of the assets of Tenant, provided that (a) in the case of an assignment, said assignee assumes in full the obligations of Tenant under this Lease, and (b) in the case of a sublease, at Landlord’s request following said transaction, said subtenant will execute an agreement acceptable to Landlord, Tenant and subtenant, whereby subtenant agrees to (xx) be bound by the terms of this Lease and (yy) at Landlord’s request, attorn to Landlord in the event of a termination of the Lease by reason of a Tenant default (in which event the sublease will become a direct lease between Landlord and subtenant and Landlord will recognize subtenant’s rights under such sublease and not disturb subtenant’s possession of the Premises. For the purposes of this paragraph, the words “control”, “controls” and “controlled” shall mean the right and power (direct or indirect) to direct or cause the direction of the management policies of a person or entity (corporation or otherwise) through ownership or voting securities, by contract or otherwise. Tenant’s foregoing rights to assign this Lease or sublease the Premises without the consent of Landlord shall be subject to the following conditions: (i) Tenant shall notify Landlord of any such assignment or sublease at least ten (10) days prior thereto (unless prior notice is prohibited by applicable laws, rules or regulations, in which event notice will be given to Landlord promptly following said transaction); (ii) in the case of an assignment, the transferee or successor entity shall assume in writing Tenant’s obligations hereunder; (iii) Tenant shall remain liable for all obligations and liabilities of Tenant under this Lease; and (iv) in the case of an assignment, the transferee of successor entity shall have a tangible net worth which is at least equal to the greater to the net worth of Tenant as of the date of this Lease or the net worth of Tenant immediately prior to the date of the assignment. Tenant and the proposed assignee/sublessee shall provide such documentation as may be reasonably requested by Landlord to demonstrate to Landlord’s reasonable satisfaction that the conditions set forth above have been satisfied.

18.	RULES AND REGULATIONS:

Tenant shall faithfully comply with the reasonable rules and regulations, together with all modifications and additions thereto applying to the Building and other tenants thereof adopted by Landlord from time to time in writing. Landlord shall not be responsible for the non-performance by any other tenant or occupant of the Building of any of said rules and regulations, but shall use commercially reasonable efforts to uniformly enforce the same. In the event of a conflict between such rules and regulations and this Lease, this Lease shall control. A copy of the current rules and regulations is attached hereto as Exhibit D. Landlord hereby approves of the window treatment described on Exhibit E.

19.	ENTRY BY LANDLORD:

Upon reasonable prior notice (not less than 24 hours), or in an emergency without notice, Landlord shall have the right to enter the Premises: (a) to inspect them, (b) to supply any service provided to Tenant hereunder, (c) to show the Premises to prospective purchasers, lenders or tenants (but such right with respect to tenants shall only be permitted during the last 9 months of the term), (d) to post notices of nonresponsibility, (e) to alter, improve or repair the Premises and any portion of the Building, and (f) to erect scaffolding and other necessary structures outside of the Premises, where required by the work to be performed, all without reduction of rent. In connection with any such entry, Landlord shall use commercially reasonable efforts not to unreasonably interfere with the conduct of Tenant’s business on the Premises. Tenant hereby waives any claims for damages for any injury to or interference with Tenant’s business or quiet enjoyment of the Premises or any other loss occasioned by such entry provided that Landlord shall use commercially reasonable efforts not to unreasonably interfere with the conduct of Tenant’s business on the Premises. Landlord shall at all times have a key to unlock all of the doors in and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any means which Landlord deems proper to open said doors in any emergency, and any such entry to the Premises shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into the Premises or a detainer of the Premises or an eviction of Tenant from any portion of the Premises.

20.	INSOLVENCY OR BANKRUPTCY:

The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or any assignment by Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, or reorganization act, shall at Landlord’s option constitute a breach of this Lease by Tenant if not released within 90 days. On the happening of any such event or at any time thereafter this Lease shall terminate five days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, or reorganization proceedings. In the event that any provisions of this paragraph are not enforceable as a matter of law, Landlord shall retain its rights under paragraph 17 above.

21.	DEFAULT:

The failure to perform or honor each covenant, condition and representation made under this Lease shall constitute a default hereunder by Tenant upon expiration of the appropriate grace period hereinafter provided. Tenant shall have a period of five (5) business days from the date of written notice from Landlord within which to cure any default in the payment of rental or adjustment thereto or any other sums hereunder. Tenant shall have a period of thirty (30) days, after written notice from Landlord within which to cure any other default under this Lease; provided, however, that with respect to defaults which cannot be reasonably cured within thirty (30) days, the default shall not be deemed to be uncured if Tenant commences to cure within thirty (30) days from Landlord’s notice and continues to prosecute diligently the curing thereof. Said written notices shall constitute those required under CCP § 1161 et seq. Acceptance of a payment which is less than the amount then due shall not be a waiver of Landlord’s rights to the balance of such rent, regardless of Landlord’s endorsement of any check so stating. Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

(a) The rights and remedies provided by California Civil Code Section 1951.2, including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of rental loss for the same period that the Tenant proves could be reasonably avoided, as computed pursuant to Section 1951.2(b);

(b) The rights and remedies provided by California Civil Code Section 1951.4 (Landlord may continue the lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublet or assign, subject only to reasonable limitations). Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession. At the option of Landlord, rents received from any such subletting shall be applied first, to payment of any indebtedness other than rent due hereunder, from Tenant to Landlord; second, to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same becomes due hereunder. No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such subletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(c) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law;

(d) The right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds therefrom pursuant to applicable California law. ; and

(e) The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises and to apply any rental collected from the Premises.

(f) All sums due from Tenant to Landlord not paid when due shall bear interest at ten (10%) percent per annum.

Landlord shall be deemed to be in default of this Lease if Landlord fails to make any payments to Tenant required under this Lease and such failure continues for ten (10) days after written notice from Tenant to Landlord, or if Landlord shall be in default in the performance of any other of its covenants or agreements contained in this Lease and such default in performance continues for more than thirty (30) days after written notice thereof from Tenant to Landlord specifying the particulars of such default or breach of performance; provided, however, that if the default complained of, other than for the payment of monies, is of such a nature that the same cannot be rectified or cured within such thirty (30) day period, then such default shall be deemed to be rectified or cured if Landlord, within such thirty (30) day period, shall have commenced such cure and shall continue thereafter with diligence to cause such cure to be completed. Upon any default of this Lease by Landlord, Tenant shall be entitled to pursue any and all remedies available to Tenant at law or in equity.

22.	LANDLORD’S RIGHT TO CURE DEFAULT:

All covenants and agreements to be kept or performed by Tenant under the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of rent. If Tenant shall be in default on its obligations under this Lease to pay any sum of money other than payment of rent or perform any other act hereunder, and if such default is not cured within the applicable grace period provided in paragraph 21 hereof, Landlord may, but shall not be obligated to, make such payment or perform any such act on Tenant’s part without waiving its right based upon default of Tenant and without releasing Tenant from any obligations hereunder. All sums so paid by Landlord and all incidental costs, together with interest thereon at the rate of ten percent (10%) per annum from the date of such payment or the incurrence of such cost by Landlord, whichever occurs first, shall be paid to Landlord on demand. In the event of nonpayment by Tenant, Landlord shall have, in addition to any other rights or remedies hereunder, the same rights and remedies as in the case of default.

23.	DAMAGE BY FIRE OR CASUALTY:

23.1 Partial Damage – Insured. In the event the Premises or the Building are damaged by any casualty which is covered under fire and extended coverage insurance carried by Landlord, then Landlord shall restore such damage provided insurance proceeds are available to pay eighty percent (80%) or more of the cost of restoration and provided such restoration can be completed within sixty (60) days after the commencement of the work in the opinion of a registered architect or engineer appointed by Landlord. In such event this Lease shall continue in full force and effect, except that Tenant shall be entitled to proportionate reduction of rent while such restoration takes place, such proportionate reduction to be based upon the extent to which the restoration efforts interfere with Tenant’s business in the Premises.

23.2 Partial Damage – Uninsured. In the event the Premises or the Building are damaged by a risk not covered by Landlord’s insurance or the proceeds of available insurance are less than eighty (80%) of the cost of restoration, or if the restoration cannot be completed within sixty (60) days after the commencement of work in the opinion of the registered architect or engineer appointed by Landlord, then Landlord shall have the option either to (1) repair or restore such damage, this Lease continuing in full force and effect, but the rent to be proportionately abated as hereinabove provided, or (2) give notice to Tenant at any time within thirty (30) days after such damage terminating this Lease as of a date to be specified in such notice, which date shall be not less than thirty (30) nor more than sixty (60) days after giving such notice. In the event of the giving of such notice, this Lease shall expire and all interest of Tenant in the Premises shall terminate on such date so specified in such notice and the rent, reduced by any proportionate reduction based upon the extent, if any, to which said damage interfered with the use and occupancy of Tenant, shall be paid to the date of such termination; Landlord agrees to refund to the Tenant any rent theretofore paid in advance for any period of time subsequent to such date.

23.3 Total Destruction. In the event the Premises are totally destroyed or the Premises cannot be restored as required herein under applicable laws and regulations, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective the date of the damage.

23.4 Damage Near End of the Term. Notwithstanding anything to the contrary contained in this Section 23, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Section 23 occurs during the last twelve (12) months of the term of this Lease or any extension thereof.

23.5 Landlord’s Obligations. The Landlord shall not be required to repair any injury or damage by fire or other cause or to make any restoration or replacement of any paneling, decorations, partitions, railings, floor coverings, office fixtures or any other improvements or property installed in the Premises by Tenant or at the direct or indirect expense of Tenant. Tenant shall be required to restore or replace same in the event of damage. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration; nor shall Tenant have the right to terminate this Lease as a result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises or the Building, except as expressly provided herein.

23.6 Tenant Termination Right. Notwithstanding the foregoing, if the Premises are (a) materially damaged by fire or other casualty during the last twelve (12) months of the term and not restored within 60 days after the date of such fire or casualty, or (b) materially damaged by fire or other casualty and not restored within 180 days after the date of such fire or other casualty, then Tenant shall have the right, exercisable by notice to Landlord delivered within thirty (30) days after the date of such fire or other casualty (with respect to clause (a) above) or within 210 days after the date of such fire or other casualty (with respect to clause (b) above), to terminate this Lease, effective as of the date of delivery of such notice.

24.	EMINENT DOMAIN:

If any part of the Premises shall be taken or appropriated under the power of eminent domain or conveyed in lieu thereof, either party shall have the right to terminate this Lease at its option. If any part of the Building shall be taken or appropriated under power of eminent domain or conveyed in lieu thereof, Landlord may terminate this Lease at its option. In either of such events, Landlord shall receive such portions of the condemnation award as the court shall allow. If a part of the Premises shall be so taken or appropriated or conveyed and neither party hereto shall elect to terminate this Lease and the Premises have been damaged as a consequence of such partial taking or appropriation or conveyance, the Landlord shall restore the Premises continuing under this Lease at the Landlord’s cost and expense; provided, however, that Landlord shall not be required to repair or restore any injury or damage to the property of Tenant or to make any repairs or restoration of any alterations, additions, fixtures or improvements installed on the Premises by or at the expense of Tenant. Thereafter, the rent to be paid under this Lease for the remainder of its term shall be proportionately reduced, such reduction to be based upon the extent to which the partial taking or appropriation or conveyance shall interfere with the business carried on by Tenant on the Premises. In the event of a taking, nothing contained herein shall prevent Tenant from making a claim for damages and expenses associated with the Tenant Improvements or its moving expenses.

25.	SURRENDER OF PREMISES:

A voluntary surrender or other surrender of this Lease by Tenant or the mutual cancellation of this Lease shall not work a merger. Any surrender or mutual cancellation of this Lease shall operate as an automatic assignment to Landlord of any subleases or subtenancies.

26.	HOLDING OVER:

Any holding over after the expiration of the term of this Lease with the written consent of Landlord shall be a tenancy from month to month upon the same terms, covenants and conditions herein, the monthly rental shall be determined by Landlord and contained in the written consent, subject to adjustment as provided in paragraph 5 herein. Landlord may thereafter terminate such tenancy on 5 business days written notice. Acceptance by Landlord of rent after such expiration shall not result in any other tenancy or any renewal of the term of this Lease, and the provisions of this paragraph are in addition to and do not affect Landlord’s right of re-entry or other rights provided under this Lease or by applicable law.

If Tenant shall retain possession of the Premises or any part thereof without Landlord’s written consent following the expiration or sooner termination of this Lease for any reason, then Tenant shall pay to Landlord for each day of such retention 150% of the amount of the daily rental for the last period prior to the date of such expiration or termination. Tenant shall also indemnify and hold Landlord harmless from any loss or liability resulting from delay by Tenant of more than thirty (30) days in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay.

27.	SALE BY LANDLORD:

In the event that Landlord sells or conveys the Premises, Landlord shall be released from any liability arising thereafter based upon any of the terms, covenants or conditions, express or implied, which are contained in this Lease. In such event, Tenant agrees to look solely to Landlord’s successor in interest for any liability under this Lease arising after the date of such Transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security. Except as set forth in this paragraph, this Lease shall not be affected by any sale or conveyance of the Premises by Landlord, and Tenant agrees to attorn in writing to Landlord’s successor in interest.

28.	ESTOPPEL CERTIFICATE:

Within fifteen (15) days after notice from Landlord, Tenant shall execute and deliver to Landlord, in recordable form, a certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications. The certificate also shall state the amount of minimum monthly rent, the dates to which the rent has been paid in advance, the amount of any security deposit or prepaid rent, the fact that to the best of Tenant’s actual knowledge there are no current defaults under the Lease by either Landlord or Tenant except as specified in such statement, and such other matters reasonably requested by Landlord. Tenant acknowledges that any statement delivered pursuant to this paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein. Failure to deliver the certificate within said fifteen (15) days shall be conclusive upon Tenant that this Lease is in full force and effect and has not been modified except as may be represented by Landlord.

29.	SUBORDINATION AND ATTORNMENT:

This Lease is and shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed or amended affecting the Building or the land upon which the Building is situated, or both, and to the lien of any mortgages or deeds of trust in any amount or amounts whatsoever which now exist or may hereafter be executed or amended on or against the land and Building or either of them, of which the Premises are a part, or on or against Landlord’s interest or estate therein, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver upon demand to Landlord such further instruments in recordable form evidencing such subordination of this Lease to such ground or underlying leases and to the lien of any such mortgages or deeds of trust as may be reasonably required by Landlord, including a statement from Tenant as to any claimed offsets of Tenant. As to any mortgages, deeds of trust or ground leases hereafter executed that affect Landlord’s estate or any interest of Landlord in the real property or any part thereof of which the Premises form a part or any renewals, modifications, replacements or extensions of existing mortgages, deeds of trust or ground leases, they shall not be effective to disturb the terms hereof or Tenant’s occupancy hereunder so long as Tenant is not in default under the terms and conditions of this Lease. Any holder of a mortgage or deed of trust may elect to have this Lease superior to the lien of its mortgage or deed of trust by giving written notice thereof to Tenant, whereupon this Lease shall be deemed prior to such mortgage or deed of trust notwithstanding the relative dates of the documentation or recordation thereof. Landlord shall use commercially reasonable efforts to obtain a non disturbance agreement for the benefit of Tenant from the current holder of the deed of trust on the Property.

Upon the written request of the Landlord or any mortgagee or beneficiary of Landlord, Tenant will in writing attorn to any such mortgagee or beneficiary. Said agreement of attornment shall provide, among other things, (a) that this Lease shall remain in full force and effect, (b) that Tenant shall pay rent to said mortgagee or beneficiary from the date of said attornment, (c) that mortgagee or beneficiary shall not be responsible to Tenant under this Lease except for obligations accruing subsequent to the date of such attornment (except for repair and maintenance obligations of a continuing nature and the payment in full of the tenant improvement allowance described in the Work Letter), and (d) that Tenant, in the event of foreclosure or deed in lieu thereof, will enter into a new lease with the lien holder acquiring title on the same terms and conditions as the existing Lease and for the balance of the term hereof.

The provisions of this Lease may require approval by financial institutions which make the loans herein contemplated. If any such institution should require as a condition of such financing any modification of the provisions of this Lease, Tenant will approve and execute any such modifications, provided no such modifications shall relate to the rent payable hereunder, the length of the term or materially change the rights or obligations of Landlord or Tenant to each other.

30.	WAIVER:

If Landlord waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of the term, covenant or condition itself or a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. Furthermore the acceptance of rent or late charge by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such rent or late charge. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

31.	LANDLORD’S DEFAULT:

If Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, such judgment shall be satisfied only out of the rents, profits and income received by Landlord with respect to its right, title and interest in the Building and the underlying real property. No other real, personal or mixed property of Landlord (or of any of the individuals who comprise Landlord) shall be subject to levy to satisfy any such judgment.

32.	ATTORNEYS’ FEES:

In the event that any action or proceeding is brought to enforce any term, covenant or condition of this Lease on the part of Landlord or Tenant, the prevailing party in such litigation shall be entitled to reasonable attorneys’ fees and expert fees and costs to be fixed by the Judge presiding in such action or proceeding.

33.	INTENTIONALLY OMITTED

34.	NOTICES:

Notices (including any notice to be served on Tenant pursuant to Code of Civil Procedure Section 1162) will be deemed to have been delivered upon the sooner of personal delivery or forty-eight (48) hours after they have been deposited with a reputable overnight courier service (such as Federal Express), addressed to the Tenant at 1601 Trapelo Road, Waltham,

Massachusetts 02451 Attention: Robert P. Nault Esq. with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 Attention: Paul Jakubowski, Esq. and to Landlord at 27 Maiden Lane, Suite 250, San Francisco, California 94108 and to either of them at such other places as they may from time to time designate by written notice. Either may request duplicate notices to themselves or third parties. Any deed of trust holders shall have a reasonable opportunity (not to exceed 60 days) after receipt of each such notice in which to cure all defaults on the part of Landlord. In the event it is necessary for said first deed of trust holders to enter upon the Premises in order to effect said cure, the right of entry shall be deemed to have been granted by this provision.

35.	DEFINED TERMS AND HEADINGS:

The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in masculine gender include the feminine and neuter, where applicable. If there is more than one Tenant, the obligations imposed under this Lease upon Tenant shall be joint and several. The headings and titles to the paragraphs of this Lease are used for convenience only and shall have no effect upon the construction or interpretation of the Lease. No party other than Landlord and Tenant and their successors and assigns shall be entitled to the benefits of this Lease: there are no third party beneficiaries to this Lease.

36.	TIME AND APPLICABLE LAW:

Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of California.

37.	SUCCESSORS AND ASSIGNS:

Subject to the provisions of paragraph 17 hereof, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties hereto.

38.	ENTIRE AGREEMENT:

This Lease, together with its exhibits, contains all the agreements of the parties hereto and supercedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties hereto.

39.	SEVERABILITY:

If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. If any payments or interest hereunder shall at any time be in violation of any California usury laws or otherwise in violation of law, they shall be reduced to an amount equal to the maximum permitted under California law.

40.	QUIET ENJOYMENT:

Landlord agrees to and shall in the commencement of this Lease place Tenant in quiet possession of the Premises and shall secure it in the quiet possession thereof against all persons lawfully claiming the same during the term of this Lease.

41.	LIGHT AND AIR:

Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

42.	OFFER:

Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer to lease. This Lease shall become binding upon Landlord and Tenant only when fully executed by Landlord and Tenant.

43.	OPTION TO RENEW:

43.1. Option to Renew. Provided Tenant is not in default under the terms of this Lease beyond any applicable cure period either at the time of exercise of this option or at commencement of the option period, Tenant shall have an option to renew this Lease for one (1) additional period of five (5) years commencing upon the expiration of the initial term of this Lease. Said option shall be on the same terms, covenants and conditions contained herein except that the Base Rent shall be fixed in the manner set forth below. This option may be exercised only by written notice to Landlord delivered no earlier than November 1, 2016 and no later than January 1, 2017. The Base Rent during the option period shall be the fair market rental value of the

Premises as of the first day of the option period. “Fair market rental value” shall be established in accordance with section 43.2 below. Notwithstanding the foregoing, the Base Rent shall not be less than the Base Rent payable immediately prior to the commencement of the option period. This option is personal to Constant Contact, Inc. and an Approved Transferee and shall be exercisable only by Constant Contact, Inc., or an Approved Transferee and not any other assignee, sublessee or other transferee of Tenant’s interest in this Lease and only if Constant Contact, Inc. or an Approved Transferee occupies the entire Premises as of the date it exercises this option.

43.2. Fair Market Rental Value. Fair market rental value means the rent a tenant would pay for a five year term for the Premises based on the prevailing rent being charged to tenants for comparable space in comparable buildings for the period coinciding with the option period, taking into account all relevant factors. Fair market rental value shall be determined in the following manner. At least ninety (90) days prior to the commencement of the option period, Landlord shall notify Tenant of its determination of fair market rental value. Tenant shall have thirty (30) days from the date of such notice to notify Landlord that it disagrees with such determination. In the event Tenant does not so timely notify Landlord, Tenant shall be deemed to have disagreed with Landlord’s determination. In the event Tenant disagrees with Landlord’s determination, Landlord and Tenant shall each specify within fifteen (15) days from Landlord’s receipt of such notice the name and address of a person to act as the appraiser on its behalf. The appraiser shall be a licensed real estate appraiser or licensed real estate broker with at least fifteen (15) years of appraisal or leasing experience with the San Francisco downtown office market. The two appraisers so appointed shall meet within thirty (30) days of their appointment to determine if they can agree upon the fair market rental value and, if so, the fair market rental value shall be as agreed. If the two appraisers so appointed cannot agree upon the fair market rental value, the two appraisers within forty five (45) days of their appointment shall appoint a third appraiser who shall be a competent and impartial person with qualifications similar to those required of the first two appraisers. If either party fails to appoint an appraiser, or the two appraisers fail to appoint a third, in either case, within ten (10) days after demand by either party, the necessary appraiser shall be appointed by the San Francisco Superior Court or, in its failure or refusal to act, the then Dean of the Graduate School of Business of the University of California at Berkeley.

If the two appraisers selected by Landlord and Tenant cannot reach agreement on the prevailing fair market rental value, the value shall be established by the three appraisers in accordance with the following procedure. The appraisers selected by Landlord and Tenant shall state in writing his or her determination of the prevailing fair market rental value and shall arrange for a simultaneous delivery of such determinations to the third appraiser. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates his determination of the fair market rental value. The third appraiser shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he chooses as most closely approximating his determination shall constitute the decision of the appraisers and be final and binding upon the parties. Each party shall pay the cost of its own appraiser and shall share the cost of the third appraiser, if any.

In the event the appraisers have not determined the fair market rental value as of the date for the rental adjustment, Tenant shall on an interim basis pay Landlord Base Rent based on the Landlord’s determination of fair market rental value. In the event the third appraiser’s determination is less than Landlord’s determination, Tenant shall be entitled to a credit against the next rental payment(s) payable by Tenant hereunder in the amount of such difference. Alternatively, if the third appraiser’s determination is more than Landlord’s determination, Tenant shall pay such difference with the next rental payment owing.

44.	SIGNAGE:

Landlord shall include Tenant’s name in any Building-standard directory signage, in accordance with Landlord’s Building signage program. Subject to Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right, at its sole cost and expense, to install (i) signage at the entrance to the Premises; and (ii) window signage and graphics in the two windows at the corner of Second and Market Streets, which shall no larger than the display in such windows by the current tenant. The initial window display approved by Landlord is attached hereto as Exhibit F. Upon Lease termination, Tenant shall at its expense remove any signage or graphics installed by Tenant and restore the same to the condition existing prior to the installation of the same.

45.	BICYCLE STORAGE SPACE:

Landlord shall provide Tenant with an area designated by Landlord in the basement of the Building (the “Bicycle Space”) for the purpose of placing a bicycle rack which can hold up to ten (10) bicycles. Tenant shall use the Bicycle Space exclusively for the temporary storage of bicycles. Tenant accepts the Bicycle Space in its “as is” condition with no security and agrees that Landlord shall have no responsibility for any theft of or damage to the bicycles. The provisions of this Lease, including without limitation paragraph 14 above, shall apply with respect to the Bicycle Space and Tenant’s use thereof. Landlord makes no representations with respect to the Bicycle Space or Tenant’s intended use thereof, including, without limitation, that applicable codes permit: (i) the use of the Bicycle Space for the storage of bicycles; or (ii) use the auto access ramp for bicycle ingress and egress to the Bicycle Space. Tenant assumes all risks with respect to the availability and nature of the ingress and egress to the Bicycle Space and shall comply with all applicable laws, rules, codes, ordinances or regulations regarding the use of the Bicycle Space and the ingress and egress thereto. Upon the request of Landlord, Tenant shall provide Landlord with such evidence as Landlord may reasonably request that Tenant’s insurance required in paragraph 15 covers any injury to persons or damage to property resulting from the ingress and egress to, and the use of, the Bicycle Space by Tenant or its employees or invitees. In the event that Landlord determines in its reasonable discretion that Tenant’s use of the automobile ramp is detrimental to the safety of persons using the automobile ramp or to the functionality of the Building, Landlord shall have the right at its expense to: (i) provide Tenant with other access to the Bicycle Space in lieu of the access via the automobile ramp, such as access by means of the freight elevator or a ramp constructed by Landlord; and/or (ii) relocate the Bicycle Space to a ground level covered shed on the north side of the Building.

46.	BROKERS

Except for Cushman & Wakefield (“Landlord’s Broker”) and Richards Barry and Joyce & Partners, LLC and Studley Inc. (together, “Tenant’s Broker”), Landlord and Tenant each respectively represents to the other that it has dealt with no person, firm, real estate broker or finder in respect of leasing or renting space in the Building. Further, Landlord and Tenant each respectively agrees for the benefit of the other party that, if it has dealt with any other person, firm, real estate broker or finder in respect of leasing or renting space in the Building, it shall be solely responsible for the payment of any fee due to such other person, firm, broker or finder and it shall indemnify, protect and hold the other party free and harmless from and against any liability in respect thereto, including any of the other party’s reasonable attorneys’ fees incurred in connection therewith. Landlord shall pay to Landlord’s Broker a fee as set forth in a separate agreement between Landlord and Landlord’s Broker for services rendered by Landlord’s Broker in this transaction.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the 29th day of May, 2012.

LANDLORD:	/s/ Edward J. Conner
EDWARD J. CONNER

TENANT:	CONSTANT CONTACT, INC.,
a Delaware corporation

	By:	/s/ Robert P. Nault

	Its:	Vice President & General Counsel

LIST OF EXHIBITS

Exhibit A	Premises (Intentionally omitted)

Exhibit B	Work Letter

Exhibit C	Janitorial Specifications (Intentionally omitted)

Exhibit D	Rules and Regulations (Intentionally omitted)

Exhibit E	Approved Window Treatment (Intentionally omitted)

Exhibit F	Approved Window Display (Intentionally omitted)

Exhibit B

WORK LETTER AGREEMENT

This Work Letter Agreement (the “Agreement”) supplements the Lease dated May 29, 2012, executed concurrently herewith by and between EDWARD J. CONNER, Landlord, and CONSTANT CONTACT, INC., a Delaware corporation, Tenant.

A.	General.

(a) The purpose of this Agreement is to set forth how the Tenant Improvements (as defined in Section 4 below) in the Premises are to be constructed, who will undertake the construction of the Tenant Improvements, who will pay for the construction of the Tenant Improvements, and the procedure for preparation and Landlord’s approval of the Final Plans (as defined in Section 2 below).

(b) Except as defined in this Agreement to the contrary, all terms used in this Agreement shall have the same meaning given them in the Lease. When work or services are to be provided by or on behalf of Landlord, the term “Landlord” shall include Landlord’s agents, contractors, employees and affiliates.

(c) The provisions of the Lease, except to the extent inconsistent or inapplicable to this Agreement, are incorporated into this Agreement.

(d) The Tenant Improvements shall be constructed by Tenant pursuant to this Agreement. Landlord shall provide the Tenant Improvement Allowance (as defined in Section 5(a) below).

(e) Tenant shall make all improvements to the Premises other than Landlord’s Work. All work done by or for Tenant on the Premises shall be in conformity with all applicable Laws. The term “Laws” as used in this Agreement shall mean all laws, statutes, codes, rules or regulations applicable to the Building. Tenant shall obtain at its expense all necessary permits for construction of the Tenant Improvements.

(f) The provisions of the Lease other than the payment of Base Rent and Additional Rent shall apply with respect to the period prior to the Commencement Date that Tenant has access to the Premises.

2. Preparation of Plans. Tenant shall arrange for the preparation of the plans and specifications for its proposed Tenant Improvements in accordance with this paragraph 2.

(a) Selection of Designer. Tenant shall retain an architect approved by Landlord (“Designer”) to design the

Tenant Improvements; such approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves Visnick & Caulfield and NicholsBooth Architects as Designer.

(b) Preparation and Approval of Space Plan. Tenant shall contract with the Designer to prepare a space plan approved by Landlord (“Space Plan”), such approval not to be unreasonably withheld, conditioned or delayed.

(c) Preparation and Approval of Working Drawings.

(i) Tenant shall submit to Landlord drawings prepared by the Designer (“Working Drawings”) which shall be compatible with the design, construction and equipment of the Building, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements and contain all partition locations, plumbing locations, air conditioning system and duct work, special air conditioning requirements, reflected ceiling plans, office equipment locations, and special security systems.

(ii) Landlord shall approve the Working Drawings within five (5) business days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Working Drawings and shall return the Working Drawings to Tenant; provided that Landlord shall only be permitted to designate changes to the Working Drawings to the extent the Working Drawings are inconsistent with the Space Plan. In the event that Landlord fails to approve or disapprove the Working Drawings within such five (5) business day period, Tenant may deem the Working Drawings to be approved by Landlord. Tenant shall make the changes necessary and shall return the Working Drawings to Landlord, which Landlord shall approve or disapprove within five (5) business days after Landlord receives the revised Working Drawings. In the event that Landlord fails to approve or disapprove the Working Drawings within such five (5) business day period, Tenant may deem the Working Drawings to be approved by Landlord. This procedure shall be repeated until all of the Working Drawings are finally approved by Landlord and written approval has been delivered to and received by Tenant. The Working Drawings so approved are referred to as the “Final Plans”.

(iii) Tenant shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building Plans; Landlord hereby agreeing to provide Tenant with the copies of said Base Building Plans in Landlord’s possession. Tenant shall be solely responsible for the same and Landlord shall have no responsibility in connection therewith.

(d) No Liability for Approval. Landlord’s review and approval of the Space Plan, Working Drawings, the Final Plans, or other documents (collectively, the “Construction Drawings”) shall be for its sole purpose and not constitute any representation or warranty by or on behalf of Landlord as to the adequacy, efficiency, suitability, fitness or desirability of any space layout or improvements or otherwise constitute assumption by Landlord of any responsibility for the accuracy or sufficiency thereof, or to be interpreted as a statement of compliance with code requirements. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Landlord shall have the right to retain and use without charge a copy of the Construction Drawings,including, without limitation any CAD files relating thereto.

3. Contractor. Tenant shall select a contractor (“Contractor”) subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant may have Landlord approve three (3) or more contractors prior to competitive bidding. Work involving sprinkler, plumbing, mechanical, electrical power, lighting or fire safety systems of the Building shall be performed only by subcontractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and all telecommunications and other special electrical equipment shall be coordinated through Landlord’s electrical subcontractor. All work shall be performed by union contractors and subcontractors. The construction contract shall provide for progress payments, and Tenant shall pay for the entire cost of the Tenant Improvements in excess of the Tenant Improvement Allowance (as defined in Section 5(b) below). Prior to commencement of construction of the Tenant Improvements, the Contractor shall obtain and deliver to Landlord a payment and performance bond with respect to the work to be performed in connection with the Tenant Improvements from a bonding company and in form reasonably acceptable to Landlord and in an amount equal to the estimated cost of the Tenant Improvements. Landlord shall pay the cost of such bond up to an amount equal to two percent (2%) of the construction cost and Tenant shall pay any excess.

4. Tenant Improvements. The term “Tenant Improvements” shall mean all improvements shown in the Final Plans. The Tenant Improvements shall be constructed in accordance with the Final Plans. No material changes shall be made to the Final Plans without the prior approval of Landlord in accordance with paragraph 6 below. Tenant and Tenant’s contractors shall abide by all reasonable safety rules and regulations of Landlord and all work and deliveries shall be scheduled in a manner so as to avoid any material interference with the use by other tenants of the Building. Subject to the terms and provisions of the Lease, all Tenant’s materials, work, installations and decorations of any nature brought upon or installed in the Premises before the Commencement Date shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss or destruction thereof except to the extent arising from the gross negligence or willful misconduct of Landlord or any party acting on Landlord’s behalf. All Tenant Improvements, except unattached movable business and trade fixtures, furniture and equipment shall become the property of Landlord and shall remain upon and be surrendered with the Premises. Except as provided in paragraph 5 below, all cost of construction shall be borne by Tenant.

5. Tenant Improvement Allowance.

(a) Amount. Landlord will pay to Tenant an amount equal to One Hundred Fifty Seven Thousand Nine Hundred Sixty Dollars ($157,960) (“Tenant Improvement Allowance”) expendable for the costs of the construction and design of the Tenant Improvements, including, without limitation, any amount paid to Tenant’s Contractor, project coordinator, construction consultant or similar consultant, Designer or other professional and any out of pocket amounts paid for obtaining permits (collectively, the “Tenant Improvement Costs”). No portion of the Tenant Improvement Allowance may be used for the following: (i) furnishings and/or trade fixtures that are removable by Tenant upon the expiration of the term of the Lease; (ii) special signage; or (iii) telephone, internet or other telecommunication cabling, all of which Tenant shall remove prior to the expiration of the term of the Lease. Any portion of the Tenant Improvement Allowance which Tenant has not requested from Landlord prior to March 31, 2013 (provided that for each day beyond August 1, 2012 that Landlord fails to deliver the Premises to Tenant in accordance with the requirements of Section 3.2 of the Lease, such March 31, 2013 date shall be extended for one day) that Landlord disburse pursuant to Section 2(b) shall revert to Landlord and shall not be payable to or on behalf of Tenant.

(b) Disbursement. Prior to commencement of construction, Tenant shall submit an estimate of the cost of all of the Tenant Improvements, including a copy of the contractor’s bid. Landlord shall pay to Tenant the Tenant Improvement Allowance in installments equal to its pro rata share of the amount of the contractor’s invoice as construction progresses and after Landlord’s inspection and verification that the work to be paid for has been completed substantially in accordance with the

Final Plans. Landlord’s inspection shall be undertaken by the Building architect, Huntsman and Associates, at Landlord’s expense and shall be undertaken with a frequency such that Landlord can disburse timely the Tenant Improvement Allowance. Landlord’s pro rata share shall be a fraction, the numerator of which is the amount of the Tenant Improvement Allowance and the denominator of which is the total cost of the Tenant Improvements. Tenant shall provide evidence satisfactory to Landlord prior to or concurrently with Landlord’s disbursement that (i) Tenant is contemporaneously paying its share of the invoice; and Tenant has obtained with respect to the portion of the work for which payment is requested appropriate mechanic’s lien releases from the contractor and all subcontractors being paid more than $10,000; provided, however, Tenant shall have the right to reasonably contest the accuracy or legitimacy of said bills, invoices and statements by refusing to make payment when in good faith it determines that payment is not due in whole or in part. In the event that Tenant does dispute or contest such bills, it shall, promptly upon the written request of Landlord, record at Tenant’s sole cost and expense a Mechanic’s Lien Release Bond to free the premises from the applicable mechanic’s lien to the extent filed. The Tenant Improvement Allowance shall be disbursed by Landlord every four (4) weeks pursuant to requests for disbursement by Tenant. In the event that there remain undisbursed portions of the Tenant Improvement Allowance after Tenant’s delivery to Landlord of the final contractor invoice, Landlord shall disburse to Tenant within ten (10) days of Tenant’s request such remaining undisbursed portion of the Tenant Improvement Allowance to the extent such disbursement does not exceed the aggregate of Tenant’s pro rata share of the costs of the Tenant Improvements. Tenant may, at any time following the execution of this Agreement, submit to Landlord no more frequently than monthly an invoice(s) for the design costs of the Tenant Improvements (the “Design Costs”). Landlord shall pay from the Tenant Improvement Allowance the amount of such Design Costs and any such payments shall reduce the amount of the Tenant Improvement Allowance available to pay the costs of construction.

6. Change Orders. In the event that Tenant requests any changes to the Final Plans, Landlord shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within five (5) business days after Landlord’s receipt of same or designate by notice given within such time period to Tenant the specific changes disapproved. In the event that Landlord fails to approve or disapprove any such change within such five (5) business day period, Tenant may deem any such change to be approved by Landlord.

7. No Fee to Landlord. Landlord shall receive no fee for supervision, administration, profit, overhead or general conditions in connection with the Tenant Improvements.

8. Default and Remedies. Failure by Tenant to perform any obligations on Tenant’s part to be performed in accordance with the provisions of this Agreement shall constitute an event of default under this Agreement and under the Lease following the expiration of applicable notice and cure periods as provided in the Lease.

9. Compliance with Laws. Tenant acknowledges that the Building is an historical building and that consequently laws may be applied to the Building differently than a non-historical building. Tenant assumes all risks of increased design or construction costs, or increased costs relating to obtaining permits and approvals, as a result thereof.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

LANDLORD:	/s/ Edward J. Conner
EDWARD J. CONNER

TENANT:	CONSTANT CONTACT, INC.,
a Delaware corporation

	By:	/s/ Robert P. Nault
	Its:	Vice President & General Counsel